Certificate of Amendment

(Pursuant to NRS 78.385 and 78.390)

April 25, 2005

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

HS Equestrian Estates, Inc.

2.  The articles have been amended as follows:

Article IV

The capital stock of the Corporation shall consist of one hundred million (100,000,000) shares of common stock with a par value of $0.001 and five million (5,000,000) shares of preferred stock with a par value of $0.001.  The Company may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  90%

4. Effective date of filing:

5. Officer Signature: Original signature on file

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